Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports Fourth Quarter Earnings for 2018

Conference Call and Webcast Scheduled for Tuesday, January 29, 2019 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

•	Net income was $9.9 million, or $0.50 diluted earnings per share
•	RBB’s acquisition of First American International Corp. (“FAIC”) was completed on October 15, 2018
•	Total loans, including loans held for sale of $434.5 million, increased by $816.6 million from the end of the prior quarter, and include $713.4 million in total loans from FAIC
•	On a combined basis, organic loan growth was $88.8 million, representing 14.3% annualized growth

Los Angeles, CA, January 28, 2019 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company”, announced financial results for the quarter ended December 31, 2018.

The Company reported net income of $9.9 million, or $0.50 diluted earnings per share, for the three months ended December 31, 2018, compared to net income of $8.3 million, or $0.48 diluted earnings per share, and $4.9 million, or $0.29 diluted earnings per share, for the three months ended September 30, 2018 and December 31, 2017, respectively.

“We are very pleased with our financial performance for our first full year as a public company, as we generated the highest level of net income in the history of the Company,” said Mr. Alan Thian, Chairman, President and CEO of RBB Bancorp. “We continued our positive momentum in the fourth quarter, generating strong loan growth, significantly improved fee income and continued excellent asset quality.”

“In 2019, we plan to continue expanding our franchise, primarily through a combination of organic growth and de novo branch openings. We are investing in the business to diversify our revenue mix and provide additional catalysts for generating increased profitability. Our loan pipeline remains strong, but we anticipate selling more of our loans, which we believe will result in higher gain-on-sale income and cause our loan growth to be more heavily weighted to the second half of the year.”

“On October 15, 2018, we closed the acquisition of First American International Corp., adding over $800 million in assets and eight branches in the New York City market. We want to welcome our new customers, shareholders and employees into the RBB Bancorp family, as we combine two organizations with a shared vision, mission and culture. We are also pleased to have FAIC directors Raymond Yu and Alfonso Lau join our Board.  We are excited about the opportunity to expand into the attractive New York market and we believe that the combined company will be well positioned to continue growing the RBB franchise and enhancing value for our shareholders in the years ahead,” concluded Mr. Thian.

Key Performance Ratios

Net income of $9.9 million for the fourth quarter of 2018 produced an annualized return on average assets of 1.41%, an annualized return on average tangible common equity of 12.83%, and an annualized return on average equity of 11.47%.  This compares to an annualized return on average assets of 1.73%, an annualized return on average tangible common equity of 12.70%, and an annualized return on average equity of 11.34% for the third quarter of 2018.  The efficiency ratio for the fourth quarter of 2018 was 49.9%, compared to 41.8% for the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $25.6 million for the fourth quarter of 2018, compared to $18.6 million for the third quarter of 2018.  The increase was primarily attributable to an $819.4 million increase in average earning assets, mainly due to the FAIC acquisition.  Net interest income was adversely impacted by a decrease of 23 basis points in the net interest margin.  Accretion of purchase discounts contributed $951,000 to net interest income in the fourth quarter of 2018, compared to $208,000 in the third quarter of 2018. The increase in accretion income was due to loans acquired in the FAIC merger.

Compared to the fourth quarter of 2017, net interest income, before provision for loan losses, increased from $17.9 million. The increase was primarily attributable to a $1.1 billion increase in average earning assets, partially offset by a 74 basis point decrease in the net interest margin.

Net interest margin was 3.88% for the fourth quarter of 2018, a decrease from 4.11% in the third quarter of 2018. The decrease was primarily attributable to a 7 basis point decrease in the yield on earning assets resulting from lower yields on loans and a 16 basis increase in the cost of funds, partially offset by higher loan discount accretion.  Loan discount accretion contributed 14 basis points to the net interest margin in the fourth quarter of 2018, compared to 5 basis points in the third quarter of 2018.

Noninterest Income

Noninterest income was $5.5 million for the fourth quarter of 2018, an increase of $3.4 million from $2.1 million in the third quarter of 2018.  In the fourth quarter, gain on loan sales increased by $976,000 and service charges, fee and other income increased by $1.9 million.

The Company sold $123.9 million in mortgage loans for a net gain of $1.8 million during the quarter ended December 31, 2018, compared to $15.1 million in mortgage loan sales for a net gain of $308,000  during the quarter ended September 30. 2018. The Company originated $74.5 million in mortgage loans for sale for the quarter ended December 31, 2018, compared with $113.1 million during the quarter ended September 30, 2018.

The Company sold $7.3 million in SBA loans for a net gain of $312,000 during the fourth quarter of 2018, compared to $23.8 million in SBA loans sold for a net gain of $817,000 during the third quarter of 2018.  SBA loan originations for the fourth quarter were $9.6 million, compared to $20.0 million for the third quarter of 2018.

Compared to the fourth quarter of 2017, noninterest income increased by $1.7 million. The increase was primarily attributable to a $2.0 million increase in service charges, fees and other income, an increase of $535,000 in loan servicing fees, partially offset by an $848,000 decrease in gains on sales of loans.

Noninterest Expense

Noninterest expense for the fourth quarter of 2018 was $15.5 million, compared to $8.7 million for the third quarter of 2018.  The increase was primarily attributable to a $3.8 million increase in salaries and employee benefits expenses, mainly due to increased personnel from the FAIC acquisition, a $900,000 increase in occupancy and equipment expenses also primarily due to the acquisition,  and a $738,000 increase in merger expenses.

Compared to the fourth quarter of 2017, noninterest expense increased from $6.9 million to $15.5 million. The $8.6 million increase was primarily due to an increase in salaries and employee benefits of $4.5 million, occupancy and equipment expenses of $1.2 million, and merger expenses of $1.1 million.  The increase in salary expense is attributable to additional staff for expansion and the FAIC acquisition.  The increase in occupancy expense is mainly due to the FAIC acquisition, rent at our Irvine location and temporary space for units pending the completion of our new headquarters office.

Income Taxes

The effective tax rate was 27.5% (including the impact of a deduction for stock options exercised in the amount of $401,000) for the three months ended December 31, 2018, 19.7% (including the impact of a deduction for stock options exercised in the amount of $991,000) for the three months ended September 30, 2018, and 60.5% for the three months ended December 31, 2017, which included an additional tax expense of $2.4 million to reflect the decline in the value of the Company’s deferred tax assets, resulting from the change in the federal tax rates.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $2.1 billion as of December 31, 2018, an increase of $761.1 million, from $1.4 billion at September 30, 2018, and an increase of $893.2 million from $1.25 billion at December 31, 2017.  The increase in loans held for investment from the end of the prior quarter was primarily due to the FAIC acquisition, which added approximately $726 million in loans.  On a combined basis, loans held for investment increased organically by $35.1 million from September 30, 2018.

Mortgage loans held for sale were $434.5 million as of December 31, 2018, an increase of $55.6 million from $378.9 million at September 30, 2018.  RBB acquired approximately $1.9 million in loans held for sale as a result of the FAIC acquisition.

Deposits

Deposits were $2.1 billion at December 31, 2018, an increase of $579.6 million, from $1.6 billion at September 30, 2018, and an increase of $807.3 million from $1.3 billion at December 31, 2017. The increase in total deposits from the end of the prior quarter was attributable to the FAIC acquisition.  As of December 31, 2018 deposits included $113.8 million in brokered CDs, compared to $107.9 million at September 30, 2018.

Noninterest-bearing deposits increased to $439.3 million as of December 31, 2018, compared to $287.3 million at September 30, 2018.  The increase is due to the FAIC acquisition.  Compared to December 31, 2017 noninterest-bearing deposits increased $153.6 million from $285.7 million.

Asset Quality

Nonperforming assets totaled $6.2 million, or 0.21% of total assets at December 31, 2018, compared to $6.9 million, or 0.32%, of total assets at September 30, 2018.  Nonperforming assets consist of Other Real Estate Owned (foreclosed properties), loans modified under troubled debt restructurings (TDR), non-accrual loans, and loans past due 90 days or more and still accruing interest.

Loans held-for-investment 30 to 89 days past due increased to $4.5 million at December 31, 2018, from $1.4 million at September 30, 2018 primarily due to 11 loans in this category, including 3 from the FAIC acquisition.

In the fourth quarter of 2018, there was an additional charge-off of $526,000 added to one SBA loan which was initially charged off during the third quarter of 2018.

The Company recorded a provision for loan losses of $1.9 million for the fourth quarter of 2018, which was primarily attributable to the growth in total average loans during the quarter.  The Company recorded a provision for loan losses of $1.7 million during the third quarter of 2018 and $2.4 million during the fourth quarter of 2017.

The allowance for loan losses totaled $17.6 million, or 0.82% of total loans held for investment, at December 31, 2018, compared with $16.2 million, or 1.17%, of total loans at September 30, 2018.

Properties

Our headquarters office is located at 1055 Wilshire Blvd., suite 1200, Los Angeles, California. It is in downtown Los Angeles and also houses our risk management unit, including compliance and BSA groups, and our single-family residential mortgage group.  In February 2018, the Company signed a lease for a new branch in Irvine, California which we opened on October 16, 2018.  With the October 15, 2018, acquisition of FAIC, we added eight branches and two loan offices in the New York City market.

Corporate Overview

RBB Bancorp is a community-based bank holding company headquartered in Los Angeles, California.  Including FAIC, the Company has total assets of approximately $2.98 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, and now Brooklyn, Queens, and Manhattan in New York.  Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services.  The Bank has ten branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, and eight branches and two loan offices in Brooklyn, Queens and Manhattan in New York. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. PDT/2:00 p.m. EDT on Tuesday, January 29, 2019, to discuss the Company’s fourth quarter 2018 financial results.

To listen to the conference call, please dial 1-833-659-7620 or 1-430-775-1348, passcode 8099618. A replay of the call will be made available at 1-855-859-2056 or 1-404-537-3406, passcode 8099618, approximately one hour after the conclusion of the call and will remain available through February 5, 2019.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, including our recently completed acquisition of FAIC, whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2017, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Assets
Cash and due from banks	$147,685	$171,553	$72,788	$53,535	$70,048
Federal funds sold and other cash equivalents	—	—	—	25,000	80,000
Total cash and cash equivalents	147,685	171,553	72,788	78,535	150,048
Interest-bearing deposits in other financial institutions	600	600	600	600	600
Investment securities available for sale	73,763	87,066	61,299	82,848	64,957
Investment securities held to maturity	9,961	9,974	9,986	9,998	10,009
Mortgage loans held for sale	434,522	378,943	281,755	183,391	125,847
Loans held for investment	2,142,273	1,381,218	1,284,082	1,261,928	1,249,074
Allowance for loan losses	(17,575)	(16,178)	(14,657)	(13,957)	(13,773)
Net loans held for investment	2,124,698	1,365,040	1,269,425	1,247,971	1,235,301
Premises and equipment, net	17,307	8,119	7,502	6,687	6,583
Federal Home Loan Bank (FHLB) stock	9,707	7,738	7,738	6,770	6,770
Net deferred tax assets	3,746	7,320	7,089	6,460	6,086
Income tax receivable	683	1,845	2,170	272	272
Other real estate owned (OREO)	1,101	293	293	293	293
Cash surrender value of life insurance	33,578	33,380	33,180	32,980	32,782
Goodwill	60,201	29,940	29,940	29,940	29,940
Servicing assets	17,898	6,248	6,134	5,979	5,957
Core deposit intangibles	7,601	1,203	1,280	1,357	1,438
Accrued interest and other assets	32,429	27,577	25,693	21,023	14,176
Total assets	$2,975,480	$2,136,839	$1,816,872	$1,715,104	$1,691,059
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$438,763	$287,274	$306,362	$316,047	$285,690
Savings, NOW and money market accounts	579,247	462,737	424,261	399,892	411,663
Time deposits	1,126,030	814,953	693,783	657,565	639,928
Total deposits	2,144,040	1,564,964	1,424,406	1,373,504	1,337,281
Reserve for unfunded commitments	688	550	483	575	282
Income tax payable	—	—	—	1,563	—
FHLB advances	319,500	210,000	40,000	—	25,000
Subordinated debentures	103,708	49,637	49,601	49,564	49,528
Long-term debt	9,506	3,492	3,470	3,447	3,424
Accrued interest and other liabilities	22,998	13,198	12,710	10,629	10,368
Total liabilities	2,600,440	1,841,841	1,530,670	1,439,282	1,425,883
Shareholders' equity:
Shareholder's equity	376,378	296,514	287,509	276,862	265,619
Accumulated other comprehensive income (loss) - Net of tax	(1,338)	(1,516)	(1,307)	(1,040)	(443)
Total shareholders' equity	375,040	294,998	286,202	275,822	265,176
Total liabilities and stockholders’ equity	$2,975,480	$2,136,839	$1,816,872	$1,715,104	$1,691,059

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	December 31, 2018	September 30, 2018	December 31, 2017
Interest and dividend income:
Interest and fees on loans	$33,829	$23,445	$20,297
Interest on interest-bearing deposits	357	250	209
Interest on investment securities	628	560	484
Dividend income on FHLB stock	266	132	119
Interest on federal funds sold and other	102	86	370
Total interest income	35,182	24,473	21,479
Interest expense:
Interest on savings deposits, NOW and money market accounts	1,563	1,145	684
Interest on time deposits	5,098	2,994	1,987
Interest on subordinated debentures and other	1,325	925	909
Interest on other borrowed funds	1,614	793	7
Total interest expense	9,600	5,857	3,587
Net interest income	25,582	18,616	17,892
Provision for loan losses	1,888	1,695	2,436
Net interest income after provision for loan losses	23,694	16,921	15,456
Noninterest income:
Service charges, fees and other	2,493	640	487
Gain on sale of loans	2,101	1,125	2,949
Loan servicing fees, net of amortization	686	137	151
Recoveries on loans acquired in business combinations	6	3	7
Increase in cash surrender value of life insurance	199	200	204
Gain on sale of securities	5	—	—
	5,490	2,105	3,798
Noninterest expense:
Salaries and employee benefits	8,680	4,916	4,216
Occupancy and equipment expenses	1,914	1,014	764
Data processing	852	511	358
Legal and professional	655	378	104
Office expenses	329	198	195
Marketing and business promotion	358	320	262
Insurance and regulatory assessments	306	223	188
Amortization of intangibles	340	76	87
OREO expenses	12	5	(6)
Merger expenses	1,086	348	23
Other expenses	973	665	693
	15,505	8,654	6,884
Income before income taxes	13,679	10,372	12,370
Income tax expense	3,768	2,041	7,481
Net income	$9,911	$8,331	$4,889

Net income per share
Basic	$0.51	$0.50	$0.31
Diluted	$0.50	$0.48	$0.29
Cash Dividends declared per common share	$—	$0.18	$0.08

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the twelve months ended
	December 31, 2018	December 31, 2017
Interest and dividend income:
Interest and fees on loans	$97,480	$70,289
Interest on interest-bearing deposits	1,002	940
Interest on investment securities	2,351	1,406
Dividend income on FHLB stock	650	472
Interest on federal funds sold and other	632	997
Total interest income	102,115	74,104
Interest expense:
Interest on savings deposits, NOW and money market accounts	4,408	2,382
Interest on time deposits	12,548	7,891
Interest on subordinated debentures and other	4,083	3,629
Interest on other borrowed funds	2,607	36
Total interest expense	23,646	13,938
Net interest income	78,469	60,166
Provision (recapture) for loan losses	4,467	(1,053)
Net interest income after provision (recapture) for loans losses	74,002	61,219
Noninterest income:
Service charges, fees and other	4,043	2,111
Gain on sale of loans	7,126	9,318
Loan servicing fees, net of amortization	850	722
Recoveries on loans acquired in business combinations	21	84
Increase in cash surrender value of life insurance	797	824
Gain on Sale of Securities	5	—
Gain on Sale of OREO	—	142
	12,842	13,201
Noninterest expense:
Salaries and employee benefits	23,255	16,821
Occupancy and equipment expenses	4,554	2,940
Data processing	2,323	1,622
Legal and professional	1,714	331
Office expenses	890	679
Marketing and business promotion	1,143	837
Insurance and regulatory assessments	951	799
Amortization of intangibles	575	355
OREO expenses	24	28
Merger expenses	1,658	37
Other expenses	3,552	3,174
	40,639	27,623
Income before income taxes	46,206	46,797
Income tax expense	9,681	21,269
Net income	$36,525	$25,528

Net income per share
Basic	$2.13	$1.81
Diluted	$2.03	$1.68
Cash Dividends declared per common share	$0.35	$0.38

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$65,842	$725	4.37%	$59,666	$468	3.11%	$155,403	$698	1.78%
Securities (2)
Available for sale	77,899	545	2.78	67,254	478	2.82	61,386	424	2.74
Held to maturity	14,444	92	2.53	9,982	92	3.67	6,472	60	3.68
Mortgage loans held for sale	435,888	5,100	4.64	335,226	3,941	4.66	132,170	1,531	4.60
Loans held for investment: (3)
Real estate	1,650,917	22,638	5.44	942,826	13,125	5.52	802,024	13,279	6.57
Commercial (4)	374,016	6,092	6.46	384,693	6,379	6.58	379,651	5,487	5.73
Total loans	2,024,933	28,730	5.63	1,327,519	19,504	5.83	1,181,675	18,766	6.30
Total earning assets	2,619,006	$35,192	5.33	1,799,647	$24,483	5.40	1,537,106	$21,479	5.54
Noninterest-earning assets	167,180			112,359			104,056
Total assets	$2,786,186			$1,912,006			$1,641,162

Interest-bearing liabilities
NOW and money market deposits	$480,416	$1,501	1.24	$390,899	$1,115	1.13	$357,972	$643	0.71
Savings deposits	93,401	79	0.34	29,713	30	0.40	35,118	41	0.46
Time deposits	1,066,080	5,098	1.90	700,326	2,994	1.70	645,178	1,987	1.22
Total interest-bearing deposits	1,639,897	6,678	1.62	1,120,938	4,139	1.46	1,038,268	2,671	1.02
FHLB short-term advances	275,076	1,614	2.33	156,739	793	2.01	3,043	7	0.91
Long-term debt	69,037	1,167	6.71	49,615	849	6.79	49,505	848	6.80
Subordinated debentures	9,446	158	6.64	3,479	76	8.67	3,411	61	7.10
Total interest-bearing liabilities	1,993,456	$9,617	1.91	1,330,771	$5,857	1.75	1,094,227	$3,587	1.30
Noninterest-bearing liabilities
Noninterest-bearing deposits	423,111			276,795			268,588
Other noninterest-bearing liabilities	26,703			13,048			13,151
Total noninterest-bearing liabilities	449,814			289,843			281,738
Shareholders' equity	342,916			291,392			265,197
Total liabilities and shareholders' equity	$2,786,186			$1,912,006			$1,641,162
Net interest income / interest rate spreads		$25,575	3.42%		$18,626	3.65%		$17,892	4.24%
Net interest margin			3.88%			4.11%			4.62%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.
(4)	Includes purchased receivables, which are short term loans made to investment grade companies and are used for cash - management purposes by the Company.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the twelve months ended December 31,
	2018			2017
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$74,038	$2,285	3.09%	$152,674	$2,409	1.58%
Securities (2)
Available for sale	72,515	2,019	2.78	46,035	1,170	2.54
Held to maturity	11,114	369	3.32	6,104	236	3.87
Mortgage loans held for sale	292,328	13,307	4.55	88,834	4,149	4.67
Loans held for investment: (3)
Real estate	1,076,438	59,495	5.53	775,809	45,268	5.83
Commercial (4)	380,042	24,679	6.49	376,156	20,872	5.55
Total loans	1,456,480	84,174	5.78	1,151,965	66,140	5.74
Total earning assets	1,906,475	$102,153	5.36	1,445,612	$74,104	5.13
Noninterest-earning assets	117,943			95,906
Total assets	$2,024,417			$1,541,518
Interest-bearing liabilities
NOW and money market deposits	$401,070	$4,253	1.06	$315,550	$2,220	0.70
Savings deposits	46,260	174	0.38	34,939	162	0.46
Time deposits	769,462	12,548	1.63	682,457	7,891	1.16
Total interest-bearing deposits	1,216,792	16,975	1.40	1,032,946	10,273	0.99
FHLB short-term advances	124,990	2,607	2.09	4,603	36	0.78
Long-term debt	54,486	3,714	6.82	49,451	3,395	6.87
Subordinated debentures	4,968	369	7.43	3,377	234	6.93
Total interest-bearing liabilities	1,401,236	$23,665	1.69	1,090,377	$13,938	1.28
Noninterest-bearing liabilities
Noninterest-bearing deposits	310,284			221,425
Other noninterest-bearing liabilities	16,027			10,998
Total noninterest-bearing liabilities	326,310			232,424
Shareholders' equity	296,870			218,717
Total liabilities and shareholders' equity	$2,024,417			$1,541,518
Net interest income / interest rate spreads		$78,488	3.67%		$60,166	3.85%
Net interest margin			4.12%			4.16%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.
(4)	Includes purchased receivables, which are short term loans made to investment grade companies and are used for cash - management purposes by the Company.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	December 31,	September 30,	December 31,
	2018	2018	2017
Per share data (common stock)
Earnings
Basic	$0.51	$0.50	$0.31
Diluted	$0.50	$0.48	$0.29
Dividends declared	—	$0.18	—
Basic, excluding merger expense	$0.57	$0.52	$0.31
Diluted, excluding merger expense	$0.55	$0.50	$0.29
Book value	$18.75	$17.56	$16.67
Tangible book value	$15.36	$15.71	$14.70
Weighted average shares outstanding
Basic	19,442,080	16,641,166	15,849,285
Diluted	19,927,765	17,425,300	16,981,009
Shares outstanding at period end	20,000,022	16,795,903	15,908,893
Performance ratios
Return on average assets, annualized	1.41%	1.73%	1.18%
Return on average shareholders' equity, annualized	11.47%	11.34%	7.31%
Return on average tangible common equity, annualized	12.83%	12.70%	8.30%
Noninterest income to average assets, annualized	0.78%	0.44%	0.92%
Noninterest expense to average assets, annualized	2.21%	1.80%	1.66%
Yield on average earning assets	5.33%	5.40%	5.54%
Cost of average deposits	1.28%	1.17%	0.81%
Cost of average interest-bearing deposits	1.62%	1.46%	1.02%
Cost of average interest-bearing liabilities	1.91%	1.75%	1.30%
Accretion on loans to average earning assets	0.14%	0.05%	0.71%
Net interest spread	3.42%	3.65%	4.24%
Net interest margin	3.88%	4.11%	4.62%
Efficiency ratio	49.89%	41.76%	31.74%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the twelve months ended December 31,
	2018	2017
Per share data (common stock)
Earnings
Basic	$2.13	$1.81
Diluted	$2.03	$1.68
Basic, excluding merger expense	$2.23	$1.81
Diluted, excluding merger expense	$2.13	$1.68
Dividends declared	$0.35	$0.38
Book value	$18.75	$16.67
Tangible book value	$15.36	$14.70
Weighted average shares outstanding
Basic	17,151,222	14,078,281
Diluted	17,967,683	15,238,365
Shares outstanding at period end	20,000,022	15,908,893
Performance ratios
Return on average assets, annualized	1.80%	1.66%
Return on average shareholders' equity, annualized	12.30%	11.67%
Return on average tangible common equity, annualized	13.82%	13.64%
Noninterest income to average assets, annualized	0.63%	0.86%
Noninterest expense to average assets, annualized	2.01%	1.79%
Yield on average earning assets	5.36%	5.13%
Cost of average deposits	1.11%	1.09%
Cost of average interest-bearing deposits	1.40%	0.99%
Cost of average interest-bearing liabilities	1.69%	1.28%
Accretion on loans to average earning assets	0.13%	0.23%
Net interest spread	3.67%	3.85%
Net interest margin	4.12%	4.16%
Efficiency ratio	44.51%	37.65%
Common stock dividend payout ratio	16.44%	20.95%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	December 31,	September 30,	December 31,
	2018	2018	2017
Loan to deposit ratio	99.89%	88.26%	93.40%
Core deposits / total deposits	72.32%	65.23%	74.09%
Net non-core funding dependence ratio	30.28%	26.16%	24.30%

Credit Quality Data:
Loans 30-89 days past due	$4,493	$1,440	$3,636
Loans 30-89 days past due to total loans	0.21%	0.10%	0.29%
Nonperforming loans	$5,069	$6,640	$2,575
Nonperforming loans to total loans	0.24%	0.48%	0.21%
Nonperforming assets	$6,170	$6,933	$2,868
Nonperforming assets to total assets	0.21%	0.32%	0.17%
Allowance for loan losses to total loans	0.82%	1.17%	1.10%
Allowance for loan losses to nonperforming loans	346.72%	243.64%	534.87%
Net charge-offs to average loans (for the quarter-to-date period)	0.10%	0.05%	0.01%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	10.56%	12.53%	14.09%
Tier 1 leverage ratio	11.75%	14.28%	14.77%
Tier 1 common capital to risk-weighted assets	15.21%	17.58%	17.71%
Tier 1 capital to risk-weighted assets	15.67%	17.82%	17.96%
Total capital to risk-weighted assets	21.65%	22.21%	22.76%

Regulatory capital ratios—bank only
Tier 1 leverage ratio	13.61%	13.94%	14.51%
Tier 1 common capital to risk-weighted assets	18.08%	17.39%	17.66%
Tier 1 capital to risk-weighted assets	18.08%	17.39%	17.66%
Total capital to risk-weighted assets	18.97%	18.50%	18.73%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Quarterly Consolidated Statements of Earnings	2018	2018	2018	2018	2017
Interest income
Loans, including fees	$33,829	$23,445	$21,132	$19,074	$20,297
Investment securities and other	1,353	1,028	1,152	1,103	1,182
Total interest income	35,182	24,473	22,284	20,177	21,479
Interest expense
Deposits	6,661	4,139	3,408	2,748	2,671
Interest on subordinated debentures and other	1,325	925	920	913	909
Other borrowings	1,614	793	129	71	7
Total interest expense	9,600	5,857	4,457	3,732	3,587
Net interest income before provision for loan losses	25,582	18,616	17,827	16,445	17,892
Provision for loan losses	1,888	1,695	700	184	2,436
Net interest income after provision for loan losses	23,694	16,921	17,127	16,261	15,456
Noninterest income	5,490	2,105	2,793	2,455	3,798
Noninterest expense	15,505	8,654	8,191	8,289	6,884
Earnings before income taxes	13,679	10,372	11,729	10,427	12,370
Income taxes	3,768	2,041	2,292	1,580	7,481
Net income	$9,911	$8,331	$9,437	$8,847	$4,889
Net income per common share - basic	$0.51	$0.50	$0.58	$0.55	$0.31
Net income per common share - diluted	$0.50	$0.48	$0.54	$0.52	$0.29
Cash dividends declared per common share	—	$0.18	$0.09	$0.08	$0.08
Cash dividends declared	—	$1,489	$1,470	$1,275	$1,270
Yield on average assets, annualized	1.41%	1.73%	2.18%	2.15%	1.18%
Yield on average earning assets	5.33%	5.40%	5.47%	5.23%	5.54%
Cost of average deposits	1.28%	1.17%	1.01%	0.85%	0.81%
Cost of average interest-bearing deposits	1.62%	1.46%	1.26%	1.07%	1.02%
Cost of average interest-bearing liabilities	1.91%	1.75%	1.53%	1.36%	1.30%
Accretion on loans to average earning assets	0.14%	0.05%	0.23%	0.09%	0.71%
Net interest margin	3.88%	4.11%	4.37%	4.26%	4.62%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of December 31, 2018		As of September 30, 2018		As of June 30, 2018		As of March 31, 2018		As of December 31, 2017
(dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Loans:
Commercial and industrial	$304,421	14.2	$299,764	21.7	$311,186	24.2	$278,394	22.1	$280,766	22.5
SBA	84,500	3.9	87,459	6.3	97,142	7.6	114,652	9.1	131,421	10.5
Construction and land development	113,235	5.3	110,710	8.0	94,901	7.4	101,240	8.0	91,908	7.4
Commercial real estate (1)	758,721	35.4	524,174	38.0	492,993	38.4	500,051	39.6	496,039	39.7
Single-family residential mortgages	881,273	41.2	359,111	26.0	287,860	22.4	267,591	21.2	248,940	19.9
Total loans (2)	$2,142,150	100.0	$1,381,218	100.0	$1,284,082	100.0	$1,261,928	100.0	$1,249,074	100.0
Allowance for loan losses	(17,575)		(16,178)		(14,657)		(13,957)		(13,773)
Total loans, net	$2,124,575		$1,365,040		$1,269,425		$1,247,971		$1,235,301

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Twelve months ended
Change in Allowance for Loan Losses	December 31,
(dollars in thousands)	2018	2017
Beginning balance	$13,773	$14,162
Additions (recapture) to the allowance charged to expense	4,467	(1,053)
Recoveries (charged-off) on loans	36	747
	18,276	13,856
Less loans charged-off	(701)	(83)
Ending balance	$17,575	$13,773

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2018 and 2017.

	December 31,
(dollars in thousands, except per share data)	2018	2017
Tangible common equity:
Total shareholders' equity	$375,040	$265,176
Adjustments
Goodwill	(60,201)	(29,940)
Core deposit intangible	(7,601)	(1,438)
Tangible common equity	$307,238	$233,798
Tangible assets:
Total assets-GAAP	$2,975,480	$1,691,059
Adjustments
Goodwill	(60,201)	(29,940)
Core deposit intangible	(7,601)	(1,438)
Tangible assets	$2,907,678	$1,659,681
Common shares outstanding	20,000,022	15,908,893
Tangible common equity to tangible assets ratio	10.57%	14.09%
Tangible book value per share	$15.36	$14.70